Amended and Restated Employment Agreement

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of January 1, 2020 (the “Effective Date”), by and between CARDINAL ETHANOL, LLC (the "Company"), an Indiana limited liability company, and JEFFREY PAINTER ("Employee"), a resident of the state of Indiana.

WHEREAS, the Company owns a facility in Union City, Indiana where it (i) produces and sells ethanol, distillers grains and corn oil; and (ii) procures, transports and sells grain commodities (collectively the “Business of Cardinal Ethanol”);

WHEREAS, the parties agree and acknowledge the Business of Cardinal Ethanol is a highly competitive one, both inside of and outside the state of Indiana;

WHEREAS, the parties agree and acknowledge that the Company has, is and will likely continue to develop valuable confidential techniques and valuable proprietary, trade secret and confidential information, forms and methods for use in the Business of Cardinal Ethanol and Employee agrees and acknowledges that Employee has, is and will continue to have, access to said valuable techniques and employ said valuable proprietary, trade secret and confidential information, forms and methods;

WHEREAS, as a condition of continued employment of Employee by the Company, the parties mutually agree that secrecy is required in connection with the Business of Cardinal Ethanol and in connection with the identity of the Company’s confidential, proprietary and trade secret information, and that accordingly, it is vital that the Company be protected from direct or indirect competitions from Employee during his employment and for a reasonable period of time thereafter; and

WHEREAS, the Company and Employee desire to enter into this Agreement to amend and restate the Employment Agreement between the Company and Employee dated January 22, 2007, and set forth the terms and conditions of the continued employment relationship between the Company and Employee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    DUTIES. The Company hereby employs Employee and Employee hereby accepts continued employment as an at will employee, upon the terms and conditions set forth in this Agreement. Employee shall be the President and Chief Executive Officer of the Company and shall report directly to the Company’s Board of Directors (“Board”). Employee shall perform all duties incident to these positions for the Company, as well as any other duties as may from time to time be assigned by the Board or its designee, and agrees to abide by all policies, practices, procedures, or rules of the Company including but not limited to the Company’s Code of Ethics as it may be amended by the Company from time to time.

2.    TERM. Employee’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue thereafter for a period of one year (the “Initial Term”) and shall thereafter automatically renew on each one-year anniversary thereafter for successive one-year renewal terms (each a “Renewal Term”) unless otherwise terminated by either party as set forth in paragraph 10 below or as otherwise provided in this Agreement (the Initial Term and each Renewal Term, collectively, the “Term”).

3.    EXCLUSIVE SERVICES AND BEST EFFORTS. Employee agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end he will devote his reasonable full time and attention to the business and affairs of the Company. Employee also agrees that he shall not take personal advantage of any business opportunities that arise during his employment and that may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Company for consideration by the Company.

4.    COMPENSATION. During his employment with the Company hereunder, the Company shall pay Employee an annual base salary (“Base Salary”). Such Base Salary shall be payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly. The Base Salary and any increases during Employee’s employment hereunder shall be subject to Employee’s performance and the Company’s compensation policies and shall be reviewed and determined by the Compensation Committee and the Board not less than annually.

5.    INCENTIVE COMPENSATION PLANS. In addition to Employee’s Base Salary, Employee shall be entitled to participate in any and all employee incentive compensation plans established by the Company from time to time. Employee shall be required to comply with the conditions attendant to such plans and shall comply with and be entitled to compensation only in accordance with the terms and conditions of such plans as they may be amended from time to time.

6.    EXPENSES. During the period of employment, the Company shall furnish Employee with an office and with such other equipment, supplies, reimbursement for reasonable business expenses, including, without limitation, travel expenses as Employee may reasonably require for the performance of his duties hereunder, as determined by the Board in its sole discretion.

7.    BENEFIT PLANS. During Employee’s employment hereunder and as otherwise provided herein, Employee shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to life insurance, health and medical, dental, and disability plans) established by the Company from time to time. Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

8.    PAID TIME OFF AND OTHER FRINGE BENEFITS. Employee shall be entitled to paid time off (“PTO”) per the Company’s PTO policy established by the Company from time to time, plus holidays as designated by the Company in its sole discretion. Employee shall be entitled to participate in all fringe benefit programs that may be authorized or adopted from time to time by the Company, including but not limited to the Company’s 401(k) plan, provided however, the participation of Employee in the programs offered by the Company shall be subject to the eligibility standards of each such program.

9.    DEDUCTIONS FROM SALARY AND BENEFITS. The Company may withhold from any compensation or benefits payable to Employee or made pursuant to this Agreement all federal, state, local, and other taxes and other amounts as permitted or required by law, rule, or regulation.

10.    TERMINATION. The parties acknowledge and agree that Employee’s employment hereunder is at will and as such may be terminated either by Employee or Company at any time without Cause with 60 days written notice to the other party. The parties further acknowledge and agree that: (i) Employee’s employment hereunder shall immediately terminate upon Employee’s death or disability (which, for purposes of this Agreement, “disability” shall mean any physical or mental impairment that prevents Employee from performing the essential functions of his position with or without accommodation); (ii) the Company shall have the right to terminate Employee’s employment immediately for “Cause”; and (iii) the

Company shall have the right to terminate Employee’s employment immediately upon a “Change of Control”. If terminated for Cause, Employee shall not be entitled to any severance pay or any other compensation other than compensation earned to date of the termination. For purposes of this Agreement, “Cause” shall have the following meaning:

A.
Employee’s failure to perform the material duties of his position as assigned by the Company’s Board which remains uncorrected for a period of thirty-days following written notice to Employee by the Company of such failure;

B.	Employee’s conviction of a felony;

C.	Employee’s breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by the Company;

D.
Misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject;

E.
Commission by Employee of dishonesty, theft, or unethical business conduct or conduct that impairs or injures the reputation and good will of the Company or otherwise harms the Company in a material manner;

F.	Disloyalty by Employee or failure to cooperate in any investigation by or on behalf of the Company;

G.	Failure by Employee to devote his full time and best efforts to the Company's business and affairs; or

H.	Failure to abide by or intentional disregard of material policies and procedures of the Company.

11.    PAYMENT UPON TERMINATION WITHOUT CAUSE. In the event Employee’s employment hereunder is terminated by the Company without Cause, as set forth in paragraph 10 above, then, the Company, will:

A.
Pay Employee an amount equal to four weeks of Employee’s then current Base Salary plus an additional one week of Employee’s then current Base Salary for every full year of Employee’s employment with the Company calculated as of the date of termination (the “Severance Payment”);

B.
Reimburse Employee for the monthly COBRA premium paid by Employee for himself and his dependents if Employee is eligible to receive COBRA continuation coverage and timely and properly elects continuation coverage under COBRA. Employer may at its option elect to pay the premium directly to the insurer. Employee shall be eligible to receive such reimbursement until the earliest of: (i) the six month anniversary of the date of termination; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive substantially similar coverage from another employer; and

C.
Pay Employee any amounts earned but not yet paid pursuant to the Company’s incentive compensation plan, prorated based on the portion of that year that Employee remained employed. The timing of payment for amounts due under the incentive compensation plan will be determined under the terms of the plan.

Except as otherwise provided herein, the Company will pay the Severance Payment in the form of continuation of Employee’s salary until such time as the Severance Payment is paid in full. Payment of the Severance Payment will begin within 60 days following the effective date of the termination contingent upon Employee’s execution of an enforceable Separation and Release Agreement that is mutually agreed upon by Employee and the Company. In the event this 60-day period spans two calendar years, the Company shall commence payment in the later year. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to make any of the payments set forth in this paragraph 11 in the event that (i) Employee’s employment hereunder terminates upon Employee’s death or disability; (ii) Employee receives such payments pursuant to a Change in Control, as set forth in paragraph 12 below; or (iii) Employee’s employment hereunder is terminated by the Employee.

12.    CHANGE OF CONTROL. If during Employee’s employment hereunder, a Change of Control occurs, then the Company, will pay Employee the amounts set forth in paragraph 11 above within 60 days, except as otherwise provided herein, following the effective date of the Change of Control contingent upon Employee’s execution of an enforceable Separation and Release Agreement that is mutually agreed upon by Employee and the Company. In the event this 60-day period spans two calendar years, the Company shall make payment in the later year.

For purposes of determining whether a Change of Control shall have occurred, the following definition shall be applicable:

i.
The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of membership units of the Company possessing fifty percent or more of the total voting power of the Company; or

ii.
The date one person (or more than one person acting as a group) acquires ownership of membership units of the Company that, together with membership units owned by such person or group, constitute more than seventy-five percent of the total fair market value or total voting power of the membership units of the Company; or

iii.
The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than eighty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to make the payments to Employee pursuant to paragraph 11 or 12 in the event that this Agreement is binding on, or is assumed by, the Company or its successors following the Change of Control.

13.    RESTRICTIVE COVENANTS.

(a)    Non-Competition/Non-Interference/Non-Solicitation. Employee agrees that during his employment and for a period of two (2) years after Employee’s termination from employment with the Company regardless of the reason (the “Restricted Period”), Employee will not, directly or indirectly, by or for himself or through others work for, promote, manage, operate, control, participate in, render advice to, own, or have any right to or interest in any other business operating within a one hundred (100) mile radius of the Company located in Union City, Indiana (the “Territory”) whose business is similar to, or is in competition with the Business of Cardinal Ethanol. Employee further agrees that, during the Restricted Period, Employee will not, directly or indirectly, by or for himself or any other person or entity, (i) call upon, solicit, divert, take away or accept business from any of the customers or suppliers of the Company in connection with any business operating within the Territory whose business is similar to, or is in competition with the Business of Cardinal Ethanol; or (ii) solicit for employment, retain or employ any present employee of the Company, or request, induce or advise any employee to leave the employ of or cease affiliation with the Company in connection with any business operating within the Territory whose business is similar to, or is in competition with the Business of Cardinal Ethanol. In addition, Employee agrees that he will not at any time, directly or indirectly, by or for himself or any other person or entity, interfere with the business relationships of or disparage the good name or reputation of the Company.

(b).    Confidentiality. During his employment hereunder and thereafter, Employee shall treat and keep secret all matters relating directly or indirectly to the Business of Cardinal Ethanol, including but not limited to, the content of all manuals, memoranda, production statements, sales records, business methods, systems and forms, production records, billing rates, cost rates, employee salaries and work histories, customer and supplier lists, mailing lists, processes, inventions, technology, software, formulas, job production and cost records, special terms with suppliers or customers or any other information relative to any past, present or prospective customers, whether in electronic form or otherwise, as completely confidential information entrusted to Employee solely for use in capacity as President and CEO of the Company. Employee further agrees not to keep and/or use any confidential information or furnish, make available or otherwise divulge any such information to any person during or after Employee’s employment with the company, unless specifically instructed to do so in writing by the Board.

Notice of Immunity Under Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement: (i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. (ii) if Employee files a lawsuit for retaliation by Company for reporting a suspected violation of law, Employee may disclose Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(c)    Intellectual Property. The Company has hired Employee to work full time so anything Employee produces during his employment and is related to his employment is the property of the Company. Any writing, invention, design, system, process, development or discovery conceived, developed, created, or made by Employee, alone or with others, during the period of his employment hereunder and applicable to the business of the Company, whether or not patentable, registrable, or copyrightable shall become the sole and exclusive property of the Company. Employee shall disclose the same promptly and completely to the Company and shall, during the period of his employment hereunder and at any time from time to time hereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same; (ii) execute all documents requested by the Company for filing such applications for and procuring patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute; and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain, and protect the Company's right therein and thereto.

14.    POST-EMPLOYMENT OBLIGATIONS. All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business that Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in his possession. Employee further represents that he will not copy or cause to be copied, print out, or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials. Employee agrees that both during and after his employment he shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client, or vendor of the Company.
15.    ENFORCEMENT. Employee acknowledges that his position with the Company is special, unique, and intellectual in character and his position in the Company will place him in a position of confidence and trust with employees, suppliers and customers of the Company. Employee agrees that the restrictions and obligations placed on Employee as set forth in Paragraphs 13 and 14 are reasonable and necessary to protect the goodwill of the Company. If any of the covenants set forth therein are deemed to be invalid or unenforceable based upon the duration or otherwise, the parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law. In the event of a breach or threatened breach by Employee of the provisions set forth in Paragraphs 13 and 14, Employee acknowledges that the Company will be irreparably harmed and that monetary damages shall be an insufficient remedy to the Company. Therefore, Employee consents to enforcement of Paragraphs 13 and 14 by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies the Company may have under this Agreement or otherwise.
16.    SURVIVAL OF PROVISIONS.    Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the parties contained herein shall survive the expiration or termination of this Agreement or Employee’s employment with the Company; and (b) Sections 13, 14, 15, 16, and 17 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, shall survive the expiration or termination of this Agreement or Employee’s employment with the Company.
17.    REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee hereby represents and warrants to the Company as follows: (i) Employee has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Employee and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement, or other understanding to which Employee is a party or by which he is or may be bound or subject; and (iii) Employee is not a party to any instrument, agreement, document, arrangement, or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.
18.    GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, construed and enforced in according with the laws of the State of Indiana, without regard to the conflicts of law rules of Indiana. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the District Court of the state of Indiana in Randolph County, Indiana, in connection with any suit, action, or other proceeding concerning the interpretation or enforcement of this Agreement. Employee waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, inconvenient forum or otherwise. Employee waives the right to a jury trial and agrees to accept service of process by certified mail at Employee's last known address.
19.    CODE SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder ("Section 409A"), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
20.    SUCCESSORS AND ASSIGNS. Neither this Agreement, nor any of Employee's rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "the Company" for the purpose hereof.
21.    WAIVER. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect to Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Employee's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.
22.    NOTICES. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, certified mail, return receipt requested, postage and registry fees prepaid, to the applicable party at such party’s last-known address. Addresses may be changed by notice in writing signed by the addressee.
23.    AMENDMENT. No amendment or modification of this Agreement shall be valid or effective, unless in writing and signed by the parties to this Agreement.
24.    ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Employee and the Company. Neither party shall be bound by any term or condition other than as is expressly set forth herein. Notwithstanding the foregoing, the parties acknowledge that Employee’s Retention Agreement dated February 27, 2019 is supplemental to this Agreement and shall remain in full force and effect through the Retention Period set forth therein.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective as of the Effective Date.

COMPANY:                        EMPLOYEE:

CARDINAL ETHANOL, LLC
/s/Jeffrey Painter
Jeffrey Painter

By: /s/Robert Davis
Robert Davis, Chairman